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                                                                     EXHIBIT 5.1

                             [ADVANCEPCS LETTERHEAD]

                               September 27, 2002

AdvancePCS
750 West John Carpenter Freeway
Suite 1200
Irving, Texas 75039

Re:      AdvancePCS Employee Stock Purchase Plan


Ladies and Gentlemen:

I have acted as in-house counsel to AdvancePCS, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 (the "Registration Statement") of 2,000,000 shares of Class A Common Stock, $0.01 par value (the "Shares"), of the Company issuable under the AdvancePCS Employee Stock Purchase Plan (the "Plan").

I have assisted the Company in the preparation of, and am familiar with, the Registration Statement of the Company filed with the Securities and Exchange Commission on September 27, 2002 for the registration under the Securities Act of the Shares covered by the Plan.

With respect to the foregoing, I have examined and have relied upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, documents, orders, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

Based upon the foregoing, I am of the opinion that (i) the Shares are duly authorized; and (ii) upon the issuance of the Shares against payment of an amount equal to at least the par value of each Share in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

ADVANCEPCS


By:   /s/ Laura I. Johansen
   ----------------------------------------------
      Laura I. Johansen, Esq.
      Senior Vice President, Corporate Affairs &
      Secretary